Exhibit 99.1

For Release:  Immediate
Contact:      Thomas  G.  Granneman
              314/877-7730


                             RALCORP HOLDINGS, INC.
                   ENTERS INTO NEW THREE-YEAR CREDIT AGREEMENT

ST. LOUIS, MO, OCTOBER 17, 2001 Ralcorp Holdings, Inc. (NYSE:RAH) today announced that on October 16, 2001, it entered into a new $275 million three-year Credit Agreement with a group of eight banks arranged by Bank One, N.A. and Wachovia Bank, N.A. The Credit Agreement includes an option to increase the Facility by up to $100 million. The other participating banks included: U.S. Bank National Association as Documentation Agent, PNC Bank, N.A. as Documentation Agent, SunTrust Bank as Documentation Agent, CoBank, ACB as Lender, Commerce Bank, N.A. as Lender, and Harris Trust and Savings Bank as Lender.

The new Credit Agreement replaces the Company's existing two Credit Agreements that were scheduled to expire in early 2002. The Company can use the proceeds from the Facility for general and working capital needs including repurchases of its stock and acquisitions of new businesses.

Ralcorp produces a variety of store brand foods that are sold under the individual labels of various grocery, mass merchandise and drug store retailers. Ralcorp's diversified product mix includes: ready-to-eat and hot cereals, crackers and cookies, snack nuts, chocolate candy, salad dressings, mayonnaise, peanut butter, jams and jellies, syrups, and various sauces. In addition, Ralcorp holds a 21.6 percent interest in Vail Resorts, Inc. (NYSE:MTN), the premier mountain resort operator in North America.

                                       ###

NOTE: Information in this press release that includes information other than historical data contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements are made based on information currently known and are subject to various risks and uncertainties and are therefore qualified by the Company's cautionary statements contained in its filings with the Securities and Exchange Commission.


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